Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
MEDIA Jim Sabourin 423 294 6043
INVESTORS Tom White 423 294 8996

Unum elects Theodore Bunting to board of directors

CHATTANOOGA, Tenn. (Nov. 4, 2013) – Unum Group (NYSE:UNM) announced today that Theodore H. Bunting Jr., group president of Utility Operations for Entergy Corporation, has been elected to serve as a director of the company.

At Entergy, Bunting is responsible for the regulated utility financial results, along with operational results of electric and natural gas distribution and customer service. In addition, he oversees utility regulatory support and regulated retail activities.

Prior to his current role, Bunting served as senior vice president and chief accounting officer for Entergy Corporation and its subsidiaries. He has also served as vice president and chief financial officer for Nuclear Operations; vice president and chief financial officer for System Energy Resources, Inc.; vice president and chief financial officer for Operations; and vice president and chief financial officer for Entergy’s five utility subsidiaries. Bunting began his professional career in public accounting with Arthur Andersen & Co. in 1981. He joined Entergy Arkansas in 1983.

“We are very fortunate to have Theo join our board,” said William J. Ryan, chairman of the board of Unum Group. “He brings a wealth of financial and regulatory expertise to our board, and I am confident his contributions will be a tremendous asset to Unum.”

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ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.5 billion in 2012, and its subsidiaries – Unum US, Colonial Life and Unum UK – provided $6.3 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.